EXHIBIT 99.1

A.	Financial Statements of Real Estate Operations Acquired
Independent Accountants Report
Statement of Revenue in Excess of Certain Expenses for the year ended December 31, 2010
Notes to Statement of Revenue in Excess of Certain Expenses

B.	Pro Forma Financial Information
Unaudited Pro Form Consolidated Balance Sheet
Unaudited Pro Forma Consolidated Statement of Operations
Notes to the Unaudited Pro Forma Consolidated Balance Sheet and Statement of Operations

Report of Independent Accountants

To the Board of Directors and Shareholders of Kent International Holdings, Inc.:

We have audited the accompanying statement of revenue in excess of certain expenses of the property known as 4211 Cedar Springs Road (the "Property") for the year ended December 31, 2010.  The statement of revenue in excess of certain expenses is the responsibility of the Property's management.  Our responsibility is to express an opinion on the statement of revenue in excess of certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue in excess of certain expenses is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenue in excess of certain expenses.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenue in excess of certain expenses.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue in excess of certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 8-K of Kent International Holdings, Inc.) as described in Note 2 to the statement of revenue in excess of certain expenses and is not intended to be a complete presentation of the Property's revenues and expenses.

In our opinion, the statement of revenue in excess of certain expenses of the Property presents fairly, in all material respects, the revenue and certain expenses described in Note 2 to the statement of revenue in excess of certain expenses of the Property for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey
March 26, 2011

4211 CEDAR SPRINGS ROAD
Statement of Revenue in Excess of Certain Expenses

Year Ended December 31, 2010

Revenue
Rent	$746,464
Expense reimbursements	2,817

Total revenue	749,281

Certain operating expenses
Operating and maintenance	248,207
Real estate taxes and insurance	75,740

Total certain operating expenses	323,947

Revenue in excess of certain operating expenses	$425,334

See accompanying notes to Statement of Revenue in Excess of Certain Expenses

4211 CEDAR SPRINGS ROAD
Notes to Statement of Revenue in Excess of Certain Expenses

Note 1 Property Acquired

On March 22, 2011, Kent International Holdings, Inc. (the “Company”) through a wholly owned subsidiary, Kent Texas Properties, LLC (“KTP”), acquired 4211 Cedar Springs Road (the “Property”) located in Dallas, Texas.  The property was purchased for $4,325,000 in cash, exclusive of closing costs, from a private seller.  The property is a 39,829 square foot office building that is 100% leased to the General Services Administration (GSA).

Note 2 Basis of Presentation

The Statement of Revenue in Excess of Certain Expenses has been prepared for the purpose of complying with Rule 8-06 of the Securities and Exchange Commission Regulation S-X and for inclusion in the Current Report on Form 8-K of Kent International Holdings, Inc. dated March 28, 2011 and are not intended to be a complete presentation of the Property revenue and expenses.  Audited statements are only presented for the most recently completed year as 1) the property was not acquired from a related party, 2) the material factors considered by the Company in assessing the property are described in specificity on this Form 8-K, and 3) we are not aware of any material factors relating to the Property other than those disclosed elsewhere in Form 8-K that would cause the reported financial information not to be necessarily indicative of future operating results.

The Statement of Revenue in Excess of Certain Expenses is presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.  The Statements of Revenue in Excess of Certain Expenses are not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in our future operations have been excluded.  Expenses excluded consist of legal fees, interest, depreciation and amortization and other expenses not directly related to future operations.

Note 3 Summary of Significant Accounting Policies

Revenue Recognition

Rental income is recognized when earned.  As the GSA lease provides for the payment of monthly rental in arrears, a receivable is recorded at the end of each month for the previous month’s rent.  Revenue recognized is exclusive of items that may not be comparable to future operations.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting of revenue and certain expenses during the reporting periods to prepare the Statements of Revenue in Excess of Certain Expenses in conformity with U.S. generally accepted accounting principles.  Actual results could differ from these estimates.

Repairs and Maintenance

Repairs and maintenance costs are expensed as incurred while significant improvements, renovations and replacements are capitalized.

Note 4 Subsequent Events

We have evaluated subsequent events for recognition and disclosure through the date that the accompanying Statement of Revenue in Excess of Certain Expenses was issued, which was March 26, 2011.

The following pages present the Pro Forma Consolidated Balance Sheet and the Pro Forma Consolidated Statement of Operations.  The Pro Forma Consolidated Statement of Operations represents the estimated taxable operating results of the Company pursuant to Rule 8-06 of the Securities and Exchange Commission Regulation S-X.

KENT INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 2010

ASSETS	Historical Amounts	Cedar Springs	Pro Forma Amounts

Cash and cash equivalents	$9,555,369	$(4,325,000)	$5,230,369
Prepaid expenses and other current assets	10,618		10,618
Real estate assets:
Land		1,280,000	1,280,000
Buildings and improvements		1,659,679	1,659,679
Intangible assets:
Leases in place value		1,624,052	1,624,052
Unamortized tenant improvement allowances		530,444	530,444
Other assets	5,500		5,500

Total assets	$9,571,487	$769,175	$10,340,662

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable and accrued expenses	$26,217		26,217
Below market lease value acquired		$769,175	769,175

Total liabilities	26,217	769,175	795,392

Stockholders' equity:
Common stock	7,111		7,111
Additional paid-in capital	99,371,226		99,371,226
Accumulated deficit	(89,833,067)		(89,833,067)

Total stockholders' equity	9,545,270	-	9,545,270

Total liabilities and stockholders' equity	$9,571,487	$769,175	$10,340,662

See accompanying notes to the Unaudited Pro Forma Consolidated Balance Sheet and Statement of Operations

KENT INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended December 31, 2010

	Historical Amounts	4211 Cedar Springs	Pro Forma Amounts
Revenues:
Rental Income		$810,562	$810,562
Expense reimbursement		2,817	2,817
Other income	$704		704

Total revenues	704	813,379	814,083

Expenses:
Operating and maintenance expenses		248,207	248,207
Property taxes and insurance		75,740	75,740
General and administrative expenses	368,036		368,036
Depreciation and amortization		304,639	304,639

Total expenses	368,036	628,586	996,622

Income (loss) before other income (expense)	(367,332)	184,793	(182,539)
Other income (expense)
Interest revenue	9,381		9,381

Income (loss) before income taxes	(357,951)	184,793	(173,158)
Provision for income taxes	1,090		1,090

Net Income (loss)	$(359,041)	$184,793	$(174,248)

Basic net income (loss) per common share	$(0.10)	$0.05	$(0.05)

Basic weighted average number of common
Common shares outstanding	3,555,488	3,555,488	3,555,488

See accompanying notes to the Unaudited Pro Forma Consolidated Balance Sheet and Statement of Operations

KENT INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Notes to the Unaudited Pro Forma Consolidated Balance Sheet and Statement of Operations
(Unaudited)

Note A Historical Amounts

Represents the historical consolidated balance sheet and statement of operations of Kent International Holdings, Inc. (the “Company”) for the year ended December 31, 2010, as contained in the historical financial statements and notes thereto as filed on Form 10-K.

Note B Pro Forma Adjustments Consolidated Balance Sheet

The adjustments represent the acquisition of the Property for a purchase price of $4,325,000.  The transaction was fully funded utilizing available working capital, although the Company is attempting to obtain a mortgage on the Property.  In management’s opinion, all adjustments necessary to reflect the transaction have been made.  The unaudited Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming the above transaction had been consummated at December 31, 2010, nor does it purport to represent the future position of the Company.

The preliminary allocation of the purchase price is as follows:

Allocated Value

Land	$1,280,000
Buildings	1,130,292
Improvements	529,387
Leases in place value	1,624,052
Unamortized tenant improvement allowances	530,444
Below market lease value acquired	(769,175)

$4,325,000

Note C Pro Forma Adjustments Consolidated Statement of Operations

The adjustments represent the pro forma revenue and expenses for the year ended December 31, 2010 attributable to the acquisition of 4211 Cedar Springs Road (the “Property”) as if the acquisition had occurred on January 1, 2010 and includes the prior owners operating results for the year.  The unaudited Pro Forma Consolidated Statement of Operations are not necessarily indicative of what the actual results of operations would have been for the year ended December 31, 2010 assuming the transaction had been consummated on January 1, 2010, nor do they purport to represent the results of operation for a future period of the Company.

Depreciation and amortization expense relates to the aggregate purchase price of $4,325,000 adjusted by an allocation to land of $1,280,000 and an allocation to Below Market Rent Value of negative $769,175 and is calculated as follows:

Assets:	Basis	Approximate Pro Forma Depreciable Life	Pro Forma Expense for the Year Ended December 31, 2010

Land	$1,280,000
Buildings	1,130,292	20	$56,515
Improvements	529,387	7	75,627
Leases in place value	1,624,052	7	232,007
Unamortized tenant improvement allowances	530,444	12	44,204

	$5,094,175		$304,639

Capitalized below market rents are amortized as an increase to rental income over the remaining non-cancellable terms of the lease.  $64,098 was added to the pro forma rental income on the Pro Forma Consolidated Statement of Operations